As filed with the Securities and Exchange Commission on March 19, 2019
Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

     Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AUDIOCODES LTD.

(Exact name of registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)
1 Hayarden Street Airport City, Lod, 7019900, Israel (Address of Principal Executive Offices)	Not applicable (Zip Code)
AudioCodes Ltd. 2008 Equity Incentive Plan, as amended

(Full title of the plan)

AudioCodes Inc.

200 Cottontail Lane, Suite A101E

Somerset, New Jersey 08873

(Name and address of agent for service)

+1-888-586-4743

(Telephone number, including area code, of agent for service)

Copy to:

Neil Gold, Esq. Manuel G. Rivera, Esq. Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York, New York 10019 Telephone: (212) 318-3000 Facsimile: (212) 318-3400	Itamar Rosen, Adv. Chief Legal Officer and Company Secretary AudioCodes Ltd. 1 Hayarden Street Airport City, Lod, 7019900, Israel Telephone: (972) 3-976-4000 Facsimile: (972) 3-976-4044	Aaron Lampert, Adv. Goldfarb Seligman & Co. 98 Yigal Alon Street Tel Aviv 67897, Israel Telephone: (972) 3- 6089999 Facsimile: (972) 3- 6089909

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated Filer ☐	Accelerated filer ☒
Non-accelerated Filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Ordinary shares, nominal value NIS 0.01 per share	2,000,000 shares(3)	$13.20	$26,400,000	$3,199.68

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover an additional indeterminable number of ordinary shares which become issuable under the AudioCodes Ltd. 2008 Equity Incentive Plan, as amended (the “Plan”) by reason of any future share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding ordinary shares.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon $13.20, the average of the high and low sales prices of the registrant’s ordinary shares on the NASDAQ Global Select Market on March 14, 2019.
(3)	Additional ordinary shares authorized for issuance pursuant to awards made under the Plan as a result of a recent amendment to the Plan.

EXPLANATORY NOTE

The purpose of this Registration Statement on Form S-8 is to register an additional 2,000,000 ordinary shares, nominal value NIS 0.01 per share (“Ordinary Shares”), of AudioCodes Ltd. (the “Registrant”) for issuance pursuant to awards under the AudioCodes Ltd. 2008 Equity Incentive Plan, as amended (the “Plan”). In accordance with General Instruction E of Form S-8, the contents of (i) the Registrant’s Registration Statement on Form S-8 (File No. 333-160330), filed with the Securities and Exchange Commission (the “Commission”) on June 30, 2009, to register 2,009,122 Ordinary Shares for issuance pursuant to awards under such Plan, (ii) the Registrant’s Registration Statement on Form S-8 (File No. 333-170676), filed with the Commission on November 18, 2010, to register an additional 2,000,000 Ordinary Shares for issuance pursuant to awards under such Plan, (iii) the Registrant’s Registration Statement on Form S-8 (File No. 333-190437), filed with the Commission on August 7, 2013, to register an additional 2,000,000 Ordinary Shares for issuance pursuant to awards under such Plan, and (iv) the Registrant’s Registration Statement on Form S-8 (File No. 333-210438), filed with the Commission on March 29, 2016, to register an additional 2,000,000 Ordinary Shares for issuance pursuant to awards under such Plan, are each incorporated herein by reference. Effective March 19, 2019, the Registrant amended the Plan to increase the number of Ordinary Shares that may be issued under the Plan to 8,009,122 Ordinary Shares from 6,009,122 Ordinary Shares.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information filed with the Commission (the “Commission”) by the Registrant are incorporated herein by reference:

•	the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2018; and

•	the description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 0-30070) filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, on May 21, 1999, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof (in the case of any Report on Form 6-K, if and to the extent the Registrant identifies in the Report that it is being incorporated by reference herein) from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 6. Indemnification of Directors and Officers.

Insurance of Office Holders

Israel’s Companies Law, 5759-1999 (the “Companies Law”) permits a company, if permitted by its articles of association, to insure an office holder in respect of liabilities incurred by the office holder as a result of:

•	breach of the duty of care owed to the company or a third party;

•	breach of the fiduciary duty owed to the company, provided that the office holder acted in good faith and had reasonable grounds to believe that his action would not harm the company’s interests;

•	monetary liability imposed on the office holder in favor of a third party; and

•	reasonable litigation expenses, including attorney fees, incurred by the office holder as a result of an administrative enforcement proceeding instituted against him (without limiting from the generality of the foregoing, such expenses will include a payment imposed on the office holder in favor of an injured party as set forth in Section 52(54)(a)(1)(a) of the Israel Securities Law, 5728-1968, as amended (the “Israeli Securities Law”), and expenses that the office holder incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Israeli Securities Law, including reasonable legal expenses, which term includes attorney fees).

Indemnification of Office Holders

Under the Companies Law, a company can, if permitted by its articles of association, indemnify an office holder for any of the following obligations or expenses incurred in connection with his or her acts or omissions as an office holder:

•	monetary liability imposed on an office holder in favor of a third party in a judgment, including a settlement or an arbitral award confirmed by a court;

•	reasonable legal costs, including attorney’s fees, expended by an office holder as a result of an investigation or proceeding instituted against the office holder by a competent authority, provided that such investigation or proceeding concludes without the filing of an indictment against the office holder, and either:

o	no financial liability was imposed on the office holder in lieu of criminal proceedings, or

o	financial liability was imposed on the office holder in lieu of criminal proceedings but the alleged criminal offense does not require proof of criminal intent; and (y) in connection with an administrative enforcement proceeding or a financial sanction (without derogating from the generality of the foregoing, such expenses will include a payment imposed on the Office Holder in favor of an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law, and expenses that the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Israeli Securities Law, including reasonable legal expenses, which term includes attorney fees); and

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•	reasonable legal costs, including attorneys’ fees, expended by the office holder or for which the office holder is charged by a court:

o	in an action brought against the office holder by or on behalf of the company or a third party, or

o	in a criminal action in which the office holder is found innocent, or

o	in a criminal action in which the office holder is convicted and in which a proof of criminal intent is not required.

A company may indemnify an office holder in respect of these liabilities either in advance of an event or following an event. If a company undertakes to indemnify an office holder in advance of an event, the indemnification, other than legal costs, must be limited to foreseeable events in light of the company’s actual activities when the company undertook such indemnification, and reasonable amounts or standards, as determined by the board of directors.

Exculpation of Office Holders

Under the Companies Law, a company may, if permitted by its articles of association, also exculpate an office holder in advance, in whole or in part, from liability for damages sustained by a breach of duty of care to the company, other than in connection with distributions.

Limitations on Exculpation, Insurance and Indemnification

Under the Companies Law, a company may indemnify or insure an office holder against a breach of duty of loyalty only to the extent that the office holder acted in good faith and had reasonable grounds to assume that the action would not prejudice the company. In addition, a company may not indemnify, insure or exculpate an office holder against a breach of duty of care if committed intentionally or recklessly (excluding mere negligence), or committed with the intent to derive an unlawful personal gain, or for a fine or forfeit levied against the office holder in connection with a criminal offense.

The Registrant’s articles of association allow it to insure, indemnify and exculpate office holders to the fullest extent permitted by law, provided such insurance or indemnification is approved in accordance with law. Pursuant to the Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, the Registrant’s office holders must be approved by the compensation committee and the board of directors and, if the office holder is a director or the chief executive officer, also by the shareholders.

The Registrant has entered into agreements with each of its directors and senior officers to insure, indemnify and exculpate them to the full extent permitted by law against some types of claims, subject to dollar limits and other limitations. The Registrant has acquired directors’ and officers’ liability insurance covering its officers and directors and the officers and directors of its subsidiaries against certain claims.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the forgoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

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Item 8. Exhibits.

The following exhibits are filed herewith as part of this Registration Statement.

Exhibit No.	Description

4.1	AudioCodes Ltd. 2008 Equity Incentive Plan (incorporated herein by reference to Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008).

4.2	Amendment to AudioCodes Ltd. 2008 Equity Incentive Plan, dated October 19, 2010 (incorporated herein by reference to Registrant’s Registration Statement on Form S-8 (File No. 333-170676), filed with the Commission on November 18, 2010).

4.3	Amendment No. 2 to AudioCodes Ltd. 2008 Equity Incentive Plan, dated July 29, 2013 (incorporated herein by reference to Registrant’s Registration Statement on Form S-8 (File No. 333-190437), filed with the Commission on August 7, 2013).

4.4	Amendment No. 3 to AudioCodes Ltd. 2008 Equity Incentive Plan, dated December 28, 2015 (incorporated herein by reference to Registrant’s Registration Statement on Form S-8 (File No. 333-210438), filed with the Commission on March 29, 2016).

4.5	Amendment No. 4 to AudioCodes Ltd. 2008 Equity Incentive Plan, dated March 19, 2019.

5.1	Opinion of Goldfarb Seligman & Co.

23.1	Consent of Goldfarb Seligman & Co. (included in Exhibit 5.1).

23.2	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

24.1	Power of Attorney (on signature page).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Airport City, Israel, on March 19, 2019.

AUDIOCODES LTD.

By:	/s/ Shabtai Adlersberg
Shabtai Adlersberg
President and Chief Executive Officer

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POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints SHABTAI ADLERSBERG and NIRAN BARUCH, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, and in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stanley B. Stern	Chairman of the Board of Directors	March 19, 2019
Stanley B. Stern

/s/ Shabtai Adlersberg	President, Chief Executive Officer (Principal Executive Officer) and Director	March 19, 2019
Shabtai Adlersberg

/s/ Niran Baruch	Vice President of Finance and Chief Financial Officer	March 19, 2019
Niran Baruch	(Principal Financial and Accounting Officer)

/s/ Lior Aldema	Director	March 19, 2019
Lior Aldema

/s/ Joseph Tenne	Director	March 19, 2019
Joseph Tenne

/s/ Dr. Eyal Kishon	Director	March 19, 2019
Dr. Eyal Kishon

/s/ Doron Nevo	Director	March 19, 2019
Doron Nevo

/s/ Zehava Simon	Director	March 19, 2019
Zehava Simon

Authorized Representative in the United States: March 19, 2019

AUDIOCODES INC.

By: /s/ Shabtai Adlersberg

Shabtai Adlersberg

President and Chief Executive Officer

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INDEX TO EXHIBITS

Exhibit No.	Description

4.1	AudioCodes Ltd. 2008 Equity Incentive Plan (incorporated herein by reference to Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008).

4.2	Amendment to AudioCodes Ltd. 2008 Equity Incentive Plan, dated October 19, 2010 (incorporated herein by reference to Registrant’s Registration Statement on Form S-8 (File No. 333-170676), filed with the Commission on November 18, 2010).

4.3	Amendment No. 2 to AudioCodes Ltd. 2008 Equity Incentive Plan, dated July 29, 2013 (incorporated herein by reference to Registrant’s Registration Statement on Form S-8 (File No. 333-190437), filed with the Commission on August 7, 2013).

4.4	Amendment No. 3 to AudioCodes Ltd. 2008 Equity Incentive Plan, dated December 28, 2015 (incorporated herein by reference to Registrant’s Registration Statement on Form S-8 (File No. 333-210438), filed with the Commission on March 29, 2016).

4.5	Amendment No. 4 to AudioCodes Ltd. 2008 Equity Incentive Plan, dated March 19, 2019.

5.1	Opinion of Goldfarb Seligman & Co.

23.1	Consent of Goldfarb Seligman & Co. (included in Exhibit 5.1).

23.2	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

24.1	Power of Attorney (on signature page).